Exhibit 99.1

Reporting Person: John Gillard

Issuer: TRINITY BIOTECH PLC

ADDITIONAL HOLDINGS EXHIBIT – CONTINUATION OF TABLE II
Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 4)	2. Date Exercisable and Expiration Date (Month/Day/Year)		3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4. Conversion or Exercise Price of Derivative Security	5. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
	Date Exercisable	Expiration Date	Title	Amount or Number of Shares
ADS OPTIONS	10/1/2026	12/19/2030	ADS OPTIONS	29,167	$2.40	DIRECT	N/A